AGENCY AGREEMENT

March 30, 2006

Response Biomedical Corp.
100-8900 Glenlyon Parkway,
Burnaby, British Columbia
V5J 5J8

Attention:	Mr. Bill Radvak,
President and Chief Executive Officer

Dear Sirs/Mesdames:

Re: Private Placement of Units

We, Haywood Securities Inc. (the “Agent” or “we” or “us” or “our”), understand that Response Biomedical Corp. (the “Company” or “you” or “your”) proposes to appoint us as your agent to sell units of the Company (the “Units”) at a price of $0.50 per Unit, each Unit consisting of one common share (a “Common Share”) in the capital of the Company and one half of one share purchase warrant (a “Warrant”), pursuant to which the Company may issue up to 6,000,000 Units (the “ Offering ”). The Offering will be carried out in the Provinces of Ontario, British Columbia and Alberta (collectively, the “Provinces”) and elsewhere as permitted herein.

Each whole Warrant shall entitle the holder to acquire one Common Share in the capital of the Company (a “Warrant Share”) at a price of $0.62 per Warrant Share at any time after the Closing Time (as defined herein) and on or before 4:30 p.m. (Vancouver Time) on the day that is 24 months after the Closing Date (as defined herein) or if such day is not a business day, then on the next business day immediately following such day.

Definitions

1.	All capitalized terms that are not otherwise defined herein shall have the meanings assigned to them below:

	(a)	“Action” has the meaning given to it in Section 7 (j);

	(b)	“Agent’s Warrant ” has the meaning given to it in Section 10(b);

	(c)	“Applicable Securities Legislation” means the securities legislation of the Provinces;

(d)

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver are not open for business during normal business hours;

	(e)	“Canadian Disclosure Documents ” has the meaning given to it in Section7(h);

(f)	“Cash Commission” has the meaning given to it in Section 10(a);

(g)	“claims ” has the meaning given to it in Section 20;

(h)	“Closing ” means the completion of the purchase and sale of the Units;

(i)	“Closing Date ” means on or before March 30, 2006 or such other date as the Company and the Agent may agree;

(j)	“Closing Time ” means 11:00 a.m. (Vancouver Time) on the Closing Date or such other time as the Company or the Agent may agree;

(k)	“Common Share Equivalents ” has the meaning given to it in Section 7(g);

(l)

“Continuous Disclosure Record ” means all documents that the Company has filed with the securities regulatory authorities of the Provinces on SEDAR pursuant to the Applicable Securities Legislation, including, without limitation, annual information forms, management proxy circulars, annual and interim financial statements, annual and quarterly reports, press releases and material change reports;

(m)	“Delafield ” has the meaning given to it in Section 7(s);

(n)	“Disclosure Schedules” has the meaning given to it in Section 7;

(o)	“Evaluation Date ” has the meaning given to it in Section 7(r);

(p)	“Exchange ” means the TSX Venture Exchange;

(q)	“GAAP” has the meaning given to it in Section 7(h);

(r)	“Indebtedness” has the meaning given to it in Section 7(aa);

(s)	“Indemnified Parties” has the meaning given to it in Section 20;

(t)	“Intellectual Property Rights ” has the meaning given to it in Section 7(o);

(u)	“Lien” has the meaning given to it in Section 7(d);

(v)	“Material Adverse Effect ” has the meaning given to it in Section 7(b);

(w)	“Material Change ” has the meaning given to it in National Instrument 51-102 Continuous Disclosure Obligations;

(x)	“Material Permits ” has the meaning given to it in Section 7(m);

(y)	“Offered Securities” means, collectively, the Units, the Common Shares, the Warrants, the Warrant Shares, and the Agent’s Warrant;

(z)	“Required Approvals ” has the meaning given to it in Section 7(e);

(aa)	“Right of First Refusal” has the meaning given to it in Section 29;

(bb)	“Securities Commissions” means the British Columbia, Alberta and Ontario Securities Commissions;

(cc)	“SEC Reports ” has the meaning given to it in Section 7(h);

(dd)	“Stock Option Plan” means the incentive compensation plan, stock option plan and other similar agreements of the Company, if any;

(ee)	“Subscribers ” has the meaning given to it in Section 3;

(ff)	“Subscription Agreement ” has the meaning given to it in Section 5;

(gg)	“Subsidiaries” has the meaning given to it in Section 7(a)

(hh)	“1933 Act ” has the meaning given to it in Section 5; and

(ii)	“1934 Act ” has the meaning given to it in Section 7(h);

Appointment of Agent

2.

The Company appoints us as an agent, and we hereby agree to accept the appointment and to act as your agent in connection with the Offering and to use our commercially reasonable best efforts to effect the sale of all of the Units on your behalf on the terms and conditions set out herein. It is understood and agreed that the Agent is under no obligation to purchase any Units, although it may subscribe fo r Units if it so desires.

Conduct of the Offering

3.

The sale of the Units pursuant to the terms hereof is to be effected in a manner exempt from the prospectus and registration requirements of the Provinces without the necessity of obtaining any orders of any other Canadian securities regulatory authority in any of the Provinces. Accordingly, the subscribers of Units (the “Subscribers ”) will purchase the Units pursuant to available statutory exemptions and comparable provisions of the securities laws of the Provinces. The Company undertakes to file or cause to be filed, at its sole expense, all forms or undertakings required to be filed by the Company in connection with the Offering so that the distribution of the Units may lawfully occur in the Provinces without the necessity of filing a prospectus or obtaining any such orders.

4.

Subject to receiving the prior written consent of the Company, we may also offer the Units outside of the Provinces, provided that such offers are made in compliance with all applicable laws and provided that we shall not take any action in connection with the distribution of the Units which would result in the Company being obliged to comply with the prospectus, registration, reporting or other similar requirements of any jurisdiction.

5.

We agree that we shall: (a) conduct all of our activities in connection with arranging for the sale of the Units in compliance with all relevant laws and regulatory requirements; (b) not solicit offers to purchase or sell the Units so as to require registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction; (c) refrain from advertising the offering of the Units or engaging in any form of general solicitation; and (d) obtain from each Subscriber an executed subscription agreement (a “Subscription Agreement ”) in form and substance acceptable to the Company acting reasonably. We agree that we shall not deliver to any prospective subscriber of Units any document that would constitute an offering memorandum under Applicable Securities Legislation. We also agree that we will not make any representation or use any information concerning the Company in connection with the solicitation of offers for the Units except for such documents as the Company may permit us to use in connection with the Offering.

None of the Agent, its affiliates or any persons acting on its or their behalf, has made or will make: (i) any offer to sell or any solicitation of an offer to buy any Units to or for the benefit or account of any U.S. person (as defined in Rule 903 of Regulation S (“Regulation S”) (“U.S. Person”) under the United States Securities Act of 1933, as amended (the “1933 Act ”)) or person in the United States; (ii) any sale of Units to any Subscriber unless, at the time the buy order was or will have been originated, the Agent, or affiliates or persons acting on its behalf, reasonably believes that such Subscriber was outside the United States and not a U.S. Person; or (iii) any directed selling efforts (as defined in Regulatio n S) in the United States with respect to any of the Units, Common Shares, Warrants or Warrant Shares.

The Agent acknowledges and agrees that: (i) the Agent’s Warrant and the Common Shares issuable upon exercise thereof have not been and will not be registered under the U.S. Securities Act or the securities laws of any state; (ii) the Agent is not a U.S. Person, is not acquiring the Agent’s Warrant on behalf of a U.S. Person, did not receive the offer to acquire the Agent’s Warrant in the United States, and did not execute this Agreement in the United States; (iii) the Agent’s Warrant may not be exercised in the United States or by or on behalf of a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Act and applicable state securities laws and the holder has delivered to the Company an opinion of counsel satisfactory to the Company to such effect; and (iv) the securities described in this paragraph may not be offered, sold or otherwise transferred in the United States unless an exemption from registration under the U.S. Securities Act and any applicable state securities law is available.

6.

The Company will, within the time required by Applicable Securities Legislation, make all necessary filings, in prescribed form, under Applicable Securities Legislation with respect to the issue and sale of the Offered Securities and pay all filing fees in connection therewith and provide us with copies of such filings.

Representations, Warranties and Covenants of the Company

7.	Except as set forth under the corresponding section of the disclosure schedules delivered to subscribers in connection with the Subscription Agreement (the “Disclosure

Schedules”) which Disclosure Schedules shall be deemed a part hereof, the Company warrants and represents to the Agent, as of the date hereof and as of the Closing Date, and acknowledges that the Agent is relying upon such representations and warranties as follows:

(a)

Subsidiaries. All of the direct and indirect subsidiaries of the Company (the “Subsidiaries)” are set forth on Schedule 5(a). The Company owns, directly or indirectly, all of the issued and outstanding shares or other equity interests of each Subsidiary free and clear of any Liens (as defined below), and all the issued and outstanding shares of each Subsidiary are validly issued and are fully paid, non- assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, then references in this Agreement to the Subsidiaries will be disregarded.

(b)

Organization and Qualification. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and corporate authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have or result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement; (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Company and the Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)

Authorization; Enforcement . The Company has the requisite corporate power and corporate authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals (as defined in Section 7(e) hereof). This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)

No Conflicts. The execution, delivery and performance of this Agreement by the Company, the issuance and sale of the Common Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (a “Lien”) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to have or result in a Material Adverse Effect.

(e)

Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other third party in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated herein other than (i) filings required pursuant to Applicable Securities Legislation and the rules and policies of the Exchange; (ii)  application(s) to the Exchange for the approval of the transactions contemplated hereunder and the listing of the Common Shares and Warrant Shares for trading thereon in the time and manner required thereby; (iii) the filing of Form D with the Securities and Exchange Commission (if the Company elects to rely on Rule 506 under the 1933 Act) and such filings as are required to be made under applicable United States state and Canadian provincial securities laws (collectively, the “Required Approvals ”); and (iv) the notices described in Schedule 5(e).

(f)	Issuance of the Offered Securities. The Common Shares and Warrants are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement. The Warrant Shares, when issued in accordance with the terms of this Agreement and the warrant certificate will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement. The Company has reserved from its duly authorized capital the maximum number of common shares issuable pursuant to this Agreement and the Warrants.

(g)

Capitalization. The capitalization of the Company is as described in the Company’s most recent Canadian Disclosure Documents, as defined below, updated as set forth in Schedule 5(g). The Company has not issued any shares since such filing other than pursuant to the exercise of stock options under the Company’s Stock Option Plan, the issuance of Common Shares pursuant to the Company’s employee stock purchase plan and pursuant to the conversion or exercise of outstanding securities convertible, exchangeable or exerciseable for Common Shares of the Company (the “Common Share Equivalents ”). Except as has been complied with or waived, no third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as a result of the purchase and sale of the Offered Securities and as set forth in Schedule 5(g), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Common Shares or Common Share Equivalents. Except as set forth in Schedule 5(g), the issue and sale of the Offered Securities will not obligate the Company to issue Common Shares or other securities to any third party (other than the Subscribers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all United States federal and state and Canadian provincial securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Common Shares, other than the Required Approvals. Except as set forth in Schedule 5(g), there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the knowledge of the Company, any agreement between or among any of the Company’s shareholders relating to the voting securities of the Company.

(h)

Continuous Disclosure; SEC Reports; Financial Statements. The Company is a “reporting issuer” in British Columbia, Alberta and Ontario and has publicly filed all annual information forms, prospectuses, material change reports, shareholder communications, press releases, and financial statements and other documents required to be filed by it under the Applicable Securities Legislation and under the rules and regulations of the Exchange (the foregoing materials being collectively referred to herein as the “Canadian Disclosure Documents ”). The Company has filed all reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934 (the “ 1934 Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and any materials voluntarily filed with the Securities and Exchange Commission, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, the Canadian Disclosure Documents complied in all material respects with the applicable requirements of Canadian provincial securities laws and the rules and regulations of the Exchange and none of the SEC Reports or the Canadian Disclosure Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports and Canadian Disclosure Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing and the financial statements included in the Canadian Disclosure Documents complied in all material respects with the applicable accounting requirements and rules and regulations of Canadian provincial securities laws. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)

Material Changes. Since the date of the latest audited financial statements filed on SEDAR, except as set forth in Schedule 5(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the

Securities Commissions and the Securities and Exchange Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its share capital and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to an existing Stock Option Plan. The Company does not have pending before the Securities Commissions or the Securities and Exchange Commission any request for confidential treatment of information.

(j)

Litigation. Except as set forth in Schedule 5(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Offered Securities or (ii) could, if there were an unfavorable decision, reasonably be expected to have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is the subject of any Action, or has been the subject of any material Action, involving a claim of violation of or liability under applicable United States securities laws or a claim of breach of fiduciary duty. Neither the Company nor any Subsidiary, nor any of the President, the Chief Operating Officer or Chief Financial Officer, is the subject of any Action, or has been the subject of any material Action, involving a claim of violation of or liability under applicable Canadian securities laws or a claim of breach of fiduciary duty. There has not been any material investigation, and to the knowledge of the Company, there is not pending or contemplated any investigation by any of the Securities Commissions or the Securities and Exchange Commission, involving the Company or any current or former director or officer of the Company. The Securities and Exchange Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Comp any or any Subsidiary under the 1934 Act or the 1933 Act.

(k)

Labour Relations . No material labour dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

(l)

Compliance. Except as set forth in Schedule 5(l), neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect.

(m)

Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Canadian Disclosure Documents, except where the failure to possess such permits could not reasonably be expected to have or result in a Material Adverse Effect (“Material Permits ”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)

Title to Assets. Except as set forth in Schedule 5(n), the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in material compliance.

(o)

Patents and Trademarks. To the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the Canadian Disclosure Documents and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights ”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any third party. Except as set forth in Schedule 5(o), to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another third party of any of the Intellectual Property Rights of others.

(p)

Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are currently engaged. To the Company’s knowledge, such insurance contracts and policies are accurate and complete. The Company has no reason to believe that the Company or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, except for significant increases in cost that are generally applicable to the insurance industry, and the size, stage or state of the Company’s business.

(q)

Transactions With Affiliates and Employees. None of the executive officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or such employee or, to the knowledge of the Company, any entity in which any executive officer, director, or any such employee has a substantial interest or is an executive officer, director, trustee or partner, in each case in excess of US$60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under a Stock Option Plan.

(r)

Sarbanes-Oxley; Internal Accounting Controls . Except as set forth in Schedule 5(r), the Company is in material compliance with all provisions of the Sarbanes- Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in the 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date ”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the

Evaluation Date, there have been no significant changes in the Company’s disclosure controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s disclosure controls.

(s)

Certain Fees. Except for the fees and other compensation payable to the Agent, the fees and other compensation payable to Delafield Hambrecht, Inc. (“Delafield”) for certain sales of Units pursuant to the letter agreement between Delafield and the Company dated March 15, 2006, and the fees payable to finders in connection with the concurrent non-brokered offering, no additional brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third party with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause any Subscriber to be liable for any such fees or commissions.

(t)

Private Placement. Assuming (i) the accuracy of the Subscribers’ representations and warranties, and the Subscribers’ compliance with their covenants and agreements, set forth in the Subscription Agreement, (ii) the accuracy of the Agent’s representations and warranties, and the Agent’s compliance with its covenants and agreements, set forth herein, and (iii) the accuracy of the representations and warranties to be made by the Subscribers or their permitted assigns in connection with exercises of the Warrants, no registration under the 1933 Act is required for the offer and sale of the Offered Securities by the Company to the Subscribers as contemplated hereby. The issuance and sale of the Offered Securities hereunder does not contravene the rules and regulations of the Exchange.

(u)

Investment Company. The Company is not, and is no t an affiliate of, and immediately after receipt of payment for the Common Shares, will not be or be an affiliate of, an entity that is registered or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940.

(v)	Registration Rights. No third party has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

(w)

Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(g) of the 1934 Act, and the Company has taken no action designed to, or which to its knowledge is reasonably likely to have the effect of, terminating the registration of the Common Shares under the 1934 Act nor has the Company received any notification that the Securities and Exchange Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the Exchange on which the Common Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of the Exchange. The Company is in compliance with all such listing and maintenance requirements, and the Company has taken no action which, to its knowledge reasonably could be expected to result in the Company’s non-compliance with such listing and maintenance requirements. No order ceasing or suspending trading in the securities of the Company nor prohibiting sale of such securities has been issued to the Company or its directors, officers or promoters or to any companies that have common directors, officers or promoters and, to the knowledge of the Company, no investigations or proceedings for such purposes are pending or threatened.

(x)

Application of Takeover Protections . The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation, bylaws or other organizational or charter documents or the laws of its state of incorporation that is or could become applicable to the Subscribers as a result of the Subscribers and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company’s issuance of the Offered Securities and the Subscribers’ ownership of the Offered Securities.

(y)

Disclosure. The disclosures provided herein regarding the Company, its business and the transactions contemplated hereby, in this Agreement, including the Disclosure Schedules to this Agreement, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company has disclosed to the Agent the existence of discussions relating to the matters disclosed on Schedule 5(y), and the Company makes no representation or warranty to the Subscribers as to the occurrence or non-occurrence of the events described therein.

(z)

No Integrated Offering. Assuming the accuracy of the Subscribers’ representations and warranties set forth in the Subscription Agreement, neither the Company, nor any of its affiliates, nor any third party acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Offered Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Exchange on which any of the securities of the Company are listed or designated, in a manner that would require the registration under the 1933 Act of the sale of the Offered Securities to the Subscribers or that would require shareholder approval of the sale of the Offered Securities to the Subscribers.

(aa)

Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Offered Securities hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The Canadian Disclosure Documents set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of US$100,000 (other than trade accounts payable incurred in the ordinary course of business and liabilities not required to be reflected in the Company's consolidated financial statements pursuant to GAAP or required to be described in filings made with the Securities Commissions or the Securities and Exchange Commission), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of US$100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in material default with respect to any Indebtedness.

(bb)

Taxes. Except for matters that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and its Subsidiaries have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested and received extensions thereof, and have paid or accrued all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(cc)

General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Offered Securities by any form of general solicitation or general advertising. The Company has offered the Offered

Securities for sale only to the Subscriber and certain other Subscribers who meet the criteria for the registration and prospectus exemptions set out herein and who have completed and delivered executed copies of the documents required under section 7 hereof.

(dd)

Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee)

Accountants. The Company’s accountants are set forth on Schedule 5(ee) of the Disclosure Schedule. To the Company’s knowledge, such accountants, who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, are a registered public accounting firm as required by the 1933 Act.

(ff)

Acknowledgment Regarding Subscribers’ Purchase of Common Shares. The Company acknowledges and agrees that each of the Subscribers is acting solely in the capacity of an arm’s length Subscriber with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Subscriber is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Subscriber or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Subscribers’ purchase of the Common Shares. The Company further represents to each Subscriber that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg)

"Foreign Issuer" Status . The Company is a “foreign issuer” with no “substantial U.S. market interest” in any class of its securities. The terms “foreign issuer” and “substantial U.S. market interest” are as defined in Rule 902 under the 1933 Act.

8.	The Company covenants with the Agent (on the Agent’s own behalf and on behalf of the Subscribers) that it will:

(a)

during the period prior to completion of the Offering, make available the Company’s senior management persons at reasonable times and places to meet with potential institutional investors if so requested by the Agent;

(b)

during the period prior to completion of the Offering, make available to the Agent, the Agent’s counsel and the Agent’s other professional advisors all books and records of the Company necessary, in the Agent’s opinion, for the Agent to complete a due diligence review of the Company and its business and affairs, financial or otherwise, and, in furtherance thereof, the Agent, the Agent’s counsel and the Agent’s other professional advisors will have the right, acting reasonably and upon written request, to meet with the senior management and the auditors of the Company and visit, at the Agent’s discretion, the Company’s premises;

(c)

unless otherwise required under the Applicable Securities Legislation, during the period prior to completion of the Offering, not make any press release or public announcement of the Offering without the Agent’s prior written approval, such approval not to be unreasonably withheld;

(d)

offer, sell, issue and deliver the Offered Securities pursuant to exemptions from the prospectus filing, registration or qualification requirements of Applicable Securities Legislation and use reasonable best efforts to otherwise fulfil all legal requirements required to be fulfilled by the Company (including without limitation, compliance with all Applicable Securities Legislation) in connection with the Offering;

(e)

not reject any Subscription Agreement completed in accordance with the Applicable Securities Legislation unless all Subscription Agreements tendered by the Agent relate to more than 6,000,000 Units, or unless the Subscriber is or would become, as a result of its subscription, a “control person” of the Company, as that term is defined under Applicable Securities Legislation;

(f)

during the period prior to the completion of the Offering, promptly notify the Agent in writing of any Material Change (actual or proposed) in the business, affairs, operations, assets or liabilities (contingent or otherwise) or capital of the Company, taken as a whole, and promptly, and in any event within any applicable time limitation, comply with all filing and other requirements under the Applicable Securities Legislation applicable to the Company as a result of any such change, and, in addition to the foregoing, the Company will, in good faith, discuss with the Agent any change in circumstances (actual or proposed) which is of such a nature that there is or ought to be consideration given by the Company as to whether notice in writing of such change need be given to the Agent pursuant to this Section 8(f);

(g)

prior to the Closing Time, not do any such act or thing that would render any representation or warranty of the Company contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement untrue or incorrect; and

(h)

prior to the Closing Time, obtain from Bill Radvak, Brian Richards, Rob Pilz and the proposed nominees to the board of directors of the Company (Messrs. Holler, Patrick, Webb, Bear and Bastiani), lock-up agreements in form reasonably acceptable to the Agent that will prohibit the disposition of any equity securities of the Company (including any hedging, derivative or other monetization transactions) held, directly or indirectly, by such individuals until the date which is four months and one day after the Closing Date.

Representations and Warranties of the Agent

9.	We represent and warrant to the Company as of the date hereof and as at the Closing Time as follows:

	(a)	we hold all necessary licences and permits that are required for us to carry on our business;

	(b)	we are duly registered where required under Applicable Securities Legislation in order to act as agent hereunder; and

	(c)	we have the power and authority to enter into this Agreement and perform our obligations hereunder.

Fees and Commissions

10.	The fee payable by the Company to us at Closing for our services rendered in connection with the issue and sale of the Units shall be:

	(a)	a cash commission in an amount equal to 7% of the gross proceeds of the Offering received by the Company from the sale of up to 6,000,000 Units (the “Cash Commission”); and

(b)

subject to regulatory approval, a non-transferable Warrant (the “Agent’s Warrant ”) granted by the Company to the Agent entitling the Agent to purchase that number of Common Shares equal to 7% of the number of Units issued by the Company pursuant to the Offering on terms substantially the same as those offered to Delafield under the share purchase warrant being issued to Delafield on or about the Closing Date, exercisable for a period of 24 months from the Closing Date at a price of $0.62 per Common Share. If the Agent’s Warrant cannot be granted by the Company for any reason, the Company shall pay the Agent other compensation of comparable value to the Agent’s Warrant, such other compensation to be agreed upon by the Company and the Agent, acting reasonably.

Expenses of the Offering

11.

All of our reasonable expenses of or incidental to the Offering, including, without limitation, our reasonable “out -of-pocket” expenses and the reasonable fees and disbursements of our counsel (including all applicable taxes) shall be borne by the Company. The expenses of the Agent shall be payable on the Closing Date and payable whether or not the Offering is completed.

Closing

12.

Delivery and sale of the Units and payment of the aggregate subscription price for the Units will be completed at the offices of the Company’s counsel, Axium Law Corporation, in Vancouver at the Closing Time or such other place as the Company and the Agent may agree. At Closing (and subject to compliance with the terms of the Subscription Agreements and this Agreement), you shall deliver to us, against payment (by certified cheque, bank draft or other form of immediately available funds) of the aggregate purchase price for the Units, the following:

	(a)	certificates duly registered in accordance with each Subscriber’s instructions, representing the Units purchased by such Subscriber;

	(b)	payment of our expenses;

	(c)	delivery to us of a certificate representing the Agent’s Warrant duly registered in accordance with our instructions; and

	(d)	the requisite legal opinion, officers’ certificates, closing materials and such other documents as we may reasonably request.

13.	Each Subscriber’s obligation to purchase Units at the Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

	(a)	the Closing of the transactions contemplated hereby will have taken place by no later than April 15, 2006 or such other date as the parties may agree in writing;

(b)

all actions required to be taken by or on behalf of the Company, including the passing of all requisite resolutions of directors of the Company, will have been taken so as to validly create, issue, offer, sell, and deliver the Offered Securities issued at the Closing Time to the Subscribers thereof;

	(c)	the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time;

	(d)	the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time;

(e)

no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Offered Securities) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or threatened or, to the Company’s knowledge, contemplated by any regulatory authority;

(f)	the Subscription Agreements and the certificates representing the Offered Securities shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Agent;

(g)

the delivery of an opinion dated the Closing Date of Axium Law Corporation, counsel to the Company and officers’ certificates, addressed to us, our counsel and the Subscribers, all in form, content and scope satisfactory to us, acting reasonably, closing materials and such other documents as we may reasonably request;

(h)	the Offering of Offered Securities at the Closing Time will have been accepted by the Exchange subject to the satisfaction of each of the conditions of the Exchange within the time required; and

(i)

the transactions contemplated in the engagement letter with Delafield, dated March 15, 2006, and the term sheet, dated as of March 7, 2006, among the Company, Tony Holler and Todd Patrick, and the proposed non-brokered private placement set out in the Company’s press release of March 16, 2006, shall close or otherwise be effected contemporaneously with the closing of the transactions contemplated herein.

Notice

14.	Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile tested prior to transmission to such party, as follows:

	(a)	in the case of the Company, to:

Response Biomedical Corp.
100-8900 Glenlyon Parkway
Burnaby, British Columbia
V5J 5J8

		Attention:	Bill Radvak, President and Chief Executive Officer
		Fax:	(604) 456-6074

	(b)	in the case of the Agent to:

Haywood Securities Inc.
Suite 2000 – Commerce Place
400 Burrard Street
Vancouver, BC V6C 3A6

		Attention:	Blake Corbet, Managing Director
		Fax:	(604) 697-7495

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission. Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

Confidentiality

15.

The Agent will keep, and cause each of its representatives and agents to keep, strictly confidential and will use only for the purpose of performing its obligations hereunder all information, whether written or oral, acquired from the Company and the Company’s representatives and agents in connection with its work hereunder except information for which disclosure was approved by the Company, information that was available to the public prior to its engagement or that thereafter becomes available to the public other than through a breach by the Agent of its obligations or was lawfully in the possession of the Agent prior to the engagement and except that the Agent is required by law to disclose such information. The Agent will provide the Company with prompt notice of such requirements so that the Company may seek an appropriate protective order or waive compliance with this requirement.

Garnishing Orders

16.

If at any time, up to and including the final date of payment for the Offered Securities, the Agent receives a garnishing order or other form of attachment purporting to attach or garnish all or any part of the sale price or exercise price of any of the Offered Securities, the Agent will be free to pay the amount purportedly attached or garnished into court.

17.

Any payment by the Agent into court contemplated in this Agreement will be deemed to have been received by the Company as payment by the Agent against the sale price or exercise price of the Offered Securities to the extent of the amount paid into court, and the Company will be bound to issue and deliver the Offered Securities according to the amount so paid by the Agent.

18.

The Agent will not be bound to ascertain the validity of any garnishing order or attachment, or whether in fact it attaches any monies held by the Agent, and the Agent will be free to act with impunity in replying to any garnishing order or attachment.

19.	The Company will release, indemnify and save harmless the Agent in respect of all damages, costs, expenses or liability arising from any acts of the Agent under Sections 16, 17 and 18.

Indemnification

20.

The Company covenants and agrees to protect, hold harmless and indemnify us and our affiliates and our respective directors, officers, shareholders, employees and agents (collectively, the “Indemnified Parties”, or individually, an “Indemnified Party ”) against all losses, claims, damages, liabilities, costs or expenses, including, without limitation, all amounts paid to investigate, defend, settle any actions or satisfy any judgments or awards and all reasonable legal fees and expenses (collectively “claims ”) as the same are incurred, directly or indirectly, by reason of our engagement hereunder including, without limitation, by reason of:

(a)	any breach of or default under any representation, warranty, covenant or agreement of the Company contained herein or in the Subscription Agreements; or

(b)

any misrepresentation or alleged misrepresentation (as such term is defined in the securities legislation in the Province of British Columbia) made by the Company and contained herein or in the Subscription Agreements or otherwise made by the Company in connection with the sale by the Company of the Offered Secur ities; or

(c)

any information or statement (except any information or statement relating solely to the Agent or its affiliates) contained in any document or certificate of the Company delivered under this Agreement or pursuant to this Agreement which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation; or

(d)

any omission or alleged omission in any document or certificate of the Company delivered under this Agreement or pursuant to this Agreement of any fact (except facts relating solely to the Agent or its affiliates), whether material or not, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; or

(e)

any order made or enquiry, investigation or proceedings commenced or threatened by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation made by the Company (except a statement or omission or alleged statement or omission relating solely to any Agent) based upon any failure to comply with Applicable Securities Legislation (other than any failure or alleged failure to comply by the Agent or its affiliates), preventing or restricting the trading in or the sale or distribution of the Offered Securities; or

(f)	the Company’s non-compliance or alleged non-compliance with any applicable laws in connection with the issuance, offering and sale of the Offered Securities including the Company’s non-compliance with any statutory requirement to make any document available for inspection.

21.

If any matter or thing contemplated by the foregoing shall be asserted against any Indemnified Party, the Indemnified Party shall promptly notify the Company of the nature of such claim (provided that any failure to so notify in respect of any potential claim shall not, subject to the following, affect the liability of the Company under this Agreement and provided further that any failure to so notify in respect of any actual claim shall affect the liability of the Company under this Agreement only to the extent that the Company is materially prejudiced by such failure) and the Company shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim, provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party acting reasonably. You shall not have the right to settle any such suit without our consent which consent may not be unreasonably withheld.

22.

In any such claim, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf provided the reasonable fees and disbursements of such other counsel shall be paid by the Indemnified Party unless (a) the Indemnified Party and the Company shall have mutually agreed to the retention of the other counsel; (b) the named parties to any such claim (including any added, third or impleaded parties) include both the Company and the Indemnified Party and the representation of both parties by the same counsel would be inappropriate (in the written opinion of the Indemnified Party’s counsel) having regard to a conflict of interest between the parties; or (c) the Company elects not to participate in or assume the defence of any such claim. If the Indemnified Party retains its own counsel, it cannot settle any such suit without the prior written consent of the Company which consent may not be unreasonably withheld.

23.	(a)	In order to provide for just and equitable contribution in circumstances in which the indemnity provided in this Agreement is due in accordance with its terms but, is, for any reason, held to be unavailable to or unenforceable by us or other persons to be indemnified, or enforceable otherwise than in accordance with its terms, we and the Company shall contribute to the aggregate of all claims suffered or incurred by the Indemnified Parties (or, if such indemnity is unavailable only in respect of a portion, such portion) as follows:

		(i)	in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Parties on the other hand from the distribution of the Offered Securities; or

		(ii)	if the allocation provided by Section 23(a)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Indemnified Parties on the other hand in connection with the statement, misrepresentation, omission, order, enquiry, investigation, proceeding or other matter or thing referred to in Section 20 which resulted in such claims, as well as any other relevant equitable considerations.

(b)

For purposes of Section 23(a) the relative benefit received by the Company on the one hand and the Indemnified Parties on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering (net of the fees payable to the Agent but before deducting expenses) to be received by the Company is to the fee (as represented by the number of Units issued to the Agent pursuant to this Agreement multiplied by the offer price under the Offering) received by the Agent. The relative fault of the Company on the one hand and the Indemnified Parties on the other hand shall be determined by reference to, among other things, whether the statement, misrepresentation, omission, order, enquiry, proceeding or other matter or thing referred to in Section 20 which resulted in such claims relates to information supplied by or steps or actions taken or done by or on behalf of the Indemnified Parties and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement, misrepresentation, omission, order, enquiry, proceeding or other matter or thing referred to in Section 20. The amount paid or payable by an Indemnified Party as a result of such claims referred to above shall be deemed to include any legal or other expenses actually and reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim, whether or not resulting in any action or action, suit, proceeding or claim.

24.

Subject to Section 25, in the event that the Company may be held to be entitled to contribution from the Indemnified Parties, the Company shall be limited to contribution of the Cash Commission to the portion of the full amount of the loss or liability giving rise to such contribution for which we are responsible, provided recourse hereunder shall be limited solely to the Cash Commission.

25.

With respect to the provisions of Sections 20 to 24, inclusive, the Agent acknowledges and agrees that the Company will not be responsible for any losses, claims, damages, liabilities or expenses to the extent they arise from actions brought as a result of the Agent’s fraud, fraudulent misrepresentation or bad faith.

26.

With respect to the provisions of Sections 20 to 25, inclusive, hereof, the Company acknowledges and agrees that we are contracting on our own behalf and in trust for and as agents for our affiliates and our respective directors, officers, shareholders, employees and agents.

Assignment of Selling Group Participation

27.

The Agent will neither assign this Agreement nor any of its rights under this Agreement or, with respect to the Offered Securities, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agent has obtained the consent of the Company.

28.

The Agent may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investment dealers, who may or who may not be offered part of the Cash Commission or Agent’s Warrant to be received by the Agent pursuant to this Agreement.

Right of First Refusal

29.

The Company hereby grants to the Agent a right (the “Right of First Refusal”) to act as lead underwriter or agent in all Canadian brokered equity or equity-equivalent offerings, public or private, by the Company or its subsidiaries for a period of 6 months following the Closing Date (including any offerings relating to agency or underwriting agreements entered into during such 6 month period). The Right of First Refusal shall be exercisable during a period of 10 Business Days after receipt by the Agent from the Company of a notice outlining the proposed terms of a transaction. If the Agent fails to accept the Company’s offer within such 10 Business Day period, the Company shall then be free to arrange financing from another source on the terms and conditions set out in the offer. The terms and conditions of any future offering will be negotiated in good faith by the Company and the Agent and shall be in accordance with North American industry standards for transactions of a similar nature. If the Agent accepts the Company’s offer within such 10 Business Day period but is unable to complete such financing within 90 days of the execution of an underwriting or agency agreement, as the case may be, the Company shall then be free to arrange financing from another source on the terms and conditions set out in the offer. In the event that the Company proposes to accept financing from another source on terms less favourable to the Company than as proposed to the Agent, then the Company must again comply with the provisions of this Section 29 and so on from time to time.

Termination

30.	The Agent may terminate its obligations hereunder, by written notice to the Company, in the event that after the date hereof and at or prior to the Closing Date:

(a)

any order to cease or suspend trading in any securities of the Company, or prohibiting or restricting the distribution of the Offered Securities is made, or any proceeding is announced or commenced for the making of any such order, by a securities regulatory authority in any of the Provinces, or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(b)

any inquiry, action, suit, investigation (whether formal or informal) or other proceeding, in relation to the Company or any of its directors or senior officers is announced, commenced or threatened or any order is issued by a securities regulatory authority or any other regulatory or government authority of any jurisdiction which, in the reasonable opinion of the Agent, operates to prevent or restrict the trading or distribution of the Offered Securities or materially adversely affects or could reasonably be expected to materially adversely affect, the value or market price of the Offered Securities or the investment quality or marketability of the Offered Securities;

(c)

the state of the financial markets or of the industry or markets in which the Company operates is or becomes such that the Units cannot, in the sole opinion of the Agent, be successfully or profitably marketed;

(d)

there shall have occurred any adverse Material Change (whether actual, proposed or prospective) in the capital, business, operations, condition (financial or otherwise) or prospects of the Company or any of its assets, liabilities or obligations (absolute, accrued, contingent or otherwise, taken as a whole) or the Agent becomes aware of any material undisclosed information relating to the Company;

(e)

there has developed, occurred or come into effect or existence any event, action state, condition or financial occurrence, or any catastrophe, of national or international consequence, any law or regulation or act of terrorism, or any other occurrence of any nature whatsoever which, in the sole opinion of the Agent, seriously affects or may seriously affect the financial markets, the Company’s business, operations, or affairs, the distribution of the Offered Securities or the market price or value of the Offered Securities;

(f)	the Company shall be in breach of, default under or non-compliance with any representation, warranty, covenant, term or condition of this Agreement or any Subscription Agreement; or

(g)	the Agent is not satisfied in its sole discretion with the results of its due diligence review and investigation of the Company.

Notwithstanding the termination of any obligations hereunder, or any termination of this Agreement, the obligations of the Company under section 11, sections 20 to 26 inclusive and section 29 shall survive such termination.

General

31.

All terms and conditions of this Agreeme nt shall be construed as conditions, and any material breach or failure by any party to comply with any of such conditions shall entitle the non-defaulting party to terminate this Agreement by notice to that effect given to the defaulting party at or prior to the Closing Time, unless otherwise expressly provided herein. Any party may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance.

32.

After the Closing, the Agent shall have the right, subject always to Section 4 of this Agreement, at its own expense, to place such advertisement or advertisements relating to the Offering as the Agent may consider desirable or appropriate and as may be permitted by applicable law. The Company and the Agent each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicise, the Offering so as to result in any exemption from the prospectus and registration requirements of Applicable Securities Legislation being unavailable in respect of the sale of the Offered Securities to prospective subscribers.

33.

Time shall be of the essence of the agreement arising from this offer and its acceptance by the Company and such agreement shall be governed and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

34.

All warranties, representations, covenants and agreements herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the Closing and shall continue in full force and effect regardless of any investigation which may be carried on by the Subscribers or us or on their or our behalf.

35.	This Agreement may be executed in any number of counterparts and may be executed by facsimile, all of which when taken together shall be deemed to be one and the same document.

36.

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

37.	All dollar amounts herein are in Canadian dollars unless otherwise indicated.

38.	This Agreement may be executed by exchange by facsimile transmission of the respective signatures of the parties.

39.

The provisions herein contained constitute the entire agreement between the parties hereto in respect of the Offering and supersede all previous communications, representations, warranties, understandings and agreements between the parties including, without limitation, with respect to the subject matter hereof whether verbal or written.

If the foregoing is in accordance with your understanding, will you please confirm you agreement by signing the enclosed duplicate of this letter at the place indicated, and retur ning the same to us.

Yours very truly,

HAYWOOD SECURITIES INC.

By:	"Blake Corbet"
Blake Corbet,
Managing Director

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

The foregoing is in accordance with our understanding and is agreed to by us.

DATED this 30th day of March, 2006.

RESPONSE BIOMEDICAL CORP.

By:	"Bill Radvak”
Bill Radvak
President & Chief Executive Officer